Exhibit 99.1

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and the Stockholders of City Office REIT, Inc.

We have audited the accompanying statement of revenue and certain expenses of Plaza 25 (the Property) for the year ended December 31, 2013, and the related notes to the financial statement.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the statement of revenues and certain expenses in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statements of revenues and certain expenses that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the statement of revenues and certain expenses based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement of revenues and certain expenses. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the statements of revenues and certain expenses, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Property’s preparation and fair presentation of the statement of revenues and certain expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statement of revenue and certain expenses referred to above present fairly, in all material respects, the revenue and certain expenses, as described in note 2, for the year ended December 31, 2013 in conformity with U.S. generally accepted accounting principles.

Basis of Accounting

As described in note 2 to the financial statements, the statement of revenue and certain expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form 8-K of City Office REIT, Inc., and are not intended to be a complete presentation of the Property’s revenues and expenses. Our opinion is not modified in this respect.

/s/ KPMG LLP

Vancouver, Canada

August 5, 2014

PLAZA 25, DENVER

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	Year Ended December 31, 2013	Three Months Ended March 31, 2014 (Unaudited)
Revenues:
Rental revenue	$3,189,660	$943,167

Total Revenues	3,189,660	943,167

Certain Expenses:
Property operating expenses	1,136,854	326,317
Insurance	34,131	8,715
Property taxes	543,211	135,002
Management fees	63,914	17,499

Total Certain Expenses	1,778,110	487,553

Revenues in Excess of Certain Expenses	$1,411,550	$455,634

See accompanying notes to statement of revenues and certain expenses.

PLAZA 25, DENVER

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

1. Organization

The accompanying statements of revenue and certain expenses include the operations of Plaza 25 (the “Property”) which consists of a three building office complex and parking spaces. The Property is located in a suburban market of Denver, Colorado.

2. Basis of Presentation and Significant Accounting Policies

The accompanying statements of revenue and certain expenses (the “statements”) have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. The statements are not intended to be a complete presentation of the revenues and expenses of the Property. Accordingly, the statements exclude expenses not directly related to the future operations of the Property such as depreciation and amortization, amortization of intangible assets and liabilities, asset management fees, finance costs, and other costs not directly related to the proposed future operations of the property.

Revenue Recognition

Minimum rental revenue is recognized on a straight-line basis over the term of the leases. The leases provide for the reimbursement by the tenants of real estate taxes, insurance and certain property operating expenses to the owner of the Property. These reimbursements are recognized as revenue in the period the expenses are incurred.

The Property increased rental income by $106,977 and $95,406 to record revenue on a straightline basis during the year ended December 31, 2013 and three months ended March 31, 2014, respectively.

Use of Estimates

The preparation of the statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the statements and accompanying notes. Actual results could differ from those estimates.

Unaudited interim statement

The statement of revenue and certain expenses for the three months ended March 31, 2014 is unaudited. In the opinion of management, the statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

3. Rental Revenue

The Property is leased to tenants under operating leases with expiration dates ranging from 2014 to 2019. Three tenants accounted for approximately 64.8% of rental revenue at December 31, 2013. The minimum rental amounts due under the leases are subject to scheduled fixed increases. The leases also require that the tenants reimburse the Property for certain operating costs and real estate taxes which increase rental revenue by $184,733 for the year ended December 31, 2013 and increased rental revenue by $51,213 for the three months ended March 31, 2014.

PLAZA 25, DENVER

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

Future minimum rents to be received over each of the next five years and thereafter under the non-cancelable operating leases in effect at December 31, 2013 are as follows:

Year ending December 31,
2014	$3,372,223
2015	3,487,417
2016	3,240,743
2017	2,713,923
2018	2,181,415
Thereafter	375,248

Total	$15,370,969

Leases generally require reimbursement of the tenant’s proportional share of common area, real estate taxes and other operating expenses which are in excess of a base year operating expense amount. These reimbursements are excluded from the amounts above.

4. Subsequent Events

The Property has evaluated subsequent events through August 5, 2014, the date the statements were available to be issued. The Property was acquired by City Office REIT Inc., on June 4, 2014 from a nonaffiliated third party for approximately $25.1 million.

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